Exhibit 99.2

August 15, 2014

Shareholder Appreciation BBQ October 1, 2014 | 11 a.m. - 2 p.m. Comfort Inn Conference Center 2424 S. Mission St. | Mt. Pleasant
Dear Shareholder,
I would like to share some exciting news regarding our efforts to strengthen the market for the Corporation's stock. Our primary strategy for maximizing shareholder value is to focus on achieving long-term growth in earnings and dividends. Shareholder value is also impacted by the market for our stock and while there is currently an active market, the trading volume is modest. The vast majority of our stock is owned by investors in the mid-Michigan area.  Our management team and directors believe that shareholder value will be enhanced by increasing our visibility to potential investors.
I am pleased to announce that our stock will begin to be traded on a bank-focused marketplace with increased national visibility effective today, August 15, 2014. This marketplace is the OTCQX for banks tier of OTC Markets Group, Inc. The OTCQX for banks tier is specifically designed for financial institutions, like us, that are established, well-managed, and strongly capitalized. The OTCQX marketplace is designed to provide visibility, transparency, and a beneficial shareholder experience. We are eligible for the OTCQX marketplace because we meet its high financial standards, we are current with all disclosures required by the Securities and Exchange Commission and our banking regulators, we are compliant with security laws, and we have arranged to be sponsored by a corporate broker. We have enlisted Boenning & Scattergood, Inc., a nationally recognized firm specializing in securities of community banks, as our corporate broker and corporate market maker to enhance our market visibility. Our management team and directors believe that expanding our market will enhance shareholder value over the long-term in addition to increasing the liquidity of our stock.
These changes will not interfere with your current trading activities or choice of broker. I encourage you to visit OTC Markets Group's website at www.otcmarkets.com, explore the quotation platform, and view our stock and company information. I would also invite you to visit the Investors tab of our website (www.isabellabank.com). This tab contains many useful resources including our stock information, corporate structure, SEC filings and financial reports, and shareholder services. Further information can also be obtained by contacting our Investment and Trust Services department at (989) 773-3585.
On behalf of our Board and employees, I would like to thank you for your continued support. I hope to see you at our upcoming annual shareholder appreciation barbecue on October 1, 2014. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.
Jae A. Evans, Chief Executive Officer
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended June 30, 2014, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                     www.isabellabank.com